EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 11, 2002, except as to the fourth paragraph of Note 6, which is as of March 27, 2002 relating to the financial statements, which appears in Genus, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 11, 2002 relating to the financial statement schedule which appears in the Genus Inc. Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/  PricewaterhouseCoopers  LLP
--------------------------------

San  Jose, California
April 23, 2002


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